Exhibit 99.1

UPDATING and REPLACING — Avantair Reports a Double-Digit Percentage Increase in Fractional Shares Sold During the Fiscal Third Quarter

CLEARWATER, Fla., April 11, 2008 (PRIME NEWSWIRE) — In a release issued by Avantair, Inc. (OTCBB:AAIR) (OTCBB:AAIRU) (OTCBB:AAIRW) on April 9, 2008, under the same headline, note that additional information has been added for clarity. The corrected release follows:

Avantair, Inc. (OTCBB:AAIR) (OTCBB:AAIRU) (OTCBB:AAIRW), the only publicly traded stand-alone fractional operator and the sole provider of fractional shares in the Avanti P.180 aircraft, today announced preliminary fractional share sales results for its fiscal third quarter ended March 31, 2008.

Third Quarter Fiscal 2008 Highlights

* According to Amstat industry data, Avantair was the leading seller of fractional shares during the three months ended March 31, 2008, outselling its closest competitor by a margin of two-to-one.

* Fractional shares sold increased 12.5% in the fiscal third quarter to 31.5, from 28 at the end of the third quarter of fiscal 2007.

* The Company reiterates its previous guidance for profitable operating results before interest, taxes and depreciation on a GAAP basis upon the sale of its 45th fractional aircraft. As of March 31, 2008, Avantair has sold 39.5 fractional aircraft.

“The strong increases in fractional shares sold and demo flights conducted further demonstrate the growing consumer demand for the Avanti P.180,” said Avantair Chief Executive Officer Steven Santo. “We believe the current economic environment and rising fuel costs have further increased demand as consumers search for the best value in private jet travel. The Avanti P.180 is the most fuel-efficient and roomiest aircraft in its class, providing customers with a full-size cabin and first class amenities at an average annual operating cost savings of over 40% versus our competitors. The positive momentum in consumer demand has continued into the current quarter, resulting in strong fractional and charter card sales during the first week of April. Due to the continuing top-line growth trends and the significant scalability inherent in our business model which results in lower charter and repositioning costs, we remain on track with our previous guidance for profitable operating results before interest, taxes and depreciation on a GAAP basis upon the sale of the 45th fractional plane.”

About Avantair

Avantair, with operations in 5 states and approximately 300 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership. Headquartered in Clearwater, FL, the Company is the sole North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only stand-alone fractional operator. The Company currently manages a fleet of 42 fractional aircraft plus 7 core planes, with another 63 Piaggio Avanti IIs on order through 2012. For more information about Avantair, please visit: www.avantair.com.

Forwarding-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

CONTACT:

Avantair, Inc.

Steven Santo, Chief Executive Officer

727-538-7910

ssanto@avantair.com

The Piacente Group

Lenny Santiago

212-481-2050

lenny@thepiacentegroup.com

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